Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
ICON plc

Dear Sirs:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-152802) of ICON plc of our reports dated February 19, 2009, with respect to the consolidated balance sheets of ICON plc as of December 31, 2008 and 2007 and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the December 31, 2008 Annual Report on Form 20-F of ICON plc.

Our report on the consolidated financial statements refers to the Company’s adoption of FASB Interpretation No. 48, Accounting for Uncertain Income Taxes, as of January 1, 2007 and its adoption of Statement of Financial Accounting Standard No. 123(R), Share Based Payments, as of January 1, 2006.

/s/ KPMG

KPMG
Chartered Accountants
Dublin, Ireland
March 31, 2009